SEALRIGHT CO., INC.

                          7101 College Boulevard
                                Suite 1400
                        Overland Park, Kansas 66210


                 Notice of Annual Meeting of Stockholders

                          To Be Held May 14, 1996

TO ALL STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Sealright Co., Inc. will be held the 14th day of May, 1996, 9:00 a.m., at the Seattle I
Room, Doubletree Hotel, 10100 College Boulevard, Overland Park,
Kansas, for the following purposes:

     (1) To elect the members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

     (2) To approve the appointment of KPMG Peat Marwick LLP as independent public accountants; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 20, 1996 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Charles F. Marcy
                              President & CEO

Date:  March 29, 1996

                    Important - Your Proxy is Enclosed

          You are urged to sign, date and mail your Proxy even though you may plan to attend the Annual Meeting. No postage is required if mailed in the United States. If you attend the Annual Meeting, you may vote by Proxy or you may withdraw your Proxy and vote in person. By returning your Proxy promptly, a quorum will be assured at the Annual Meeting, which will prevent costly follow-up and delays.

                            SEALRIGHT CO., INC.

                          7101 College Boulevard
                                Suite 1400
                        Overland Park, Kansas 66210



                      Annual Meeting of Stockholders

                          To Be Held May 14, 1996



                              PROXY STATEMENT

     The accompanying Proxy is solicited by the Board of Directors of Sealright Co., Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 14, 1996, 9:00 a.m., at the Seattle I Room, Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, and any adjournments or postponements thereof. Shares represented by duly executed Proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder specifies a choice on the form of Proxy with respect to any proposal set forth therein, the shares will be voted in accordance with such directions made therein with respect to the proposals described in this Proxy Statement. Any person giving a Proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use.

     The Company will bear all the costs of solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal contact or telephone by officers or representatives of the Company, and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to stockholders on or about March 29, 1996.

     Only stockholders of record at the close of business on March 20, 1996 will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had 11,071,991 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. The affirmative vote of a plurality of the shares of common stock voting is required for the election of each nominee for director. The affirmative vote of a majority of the issued and outstanding shares of common stock is required for approval of the appointment of the independent public accountants.

     Management does not know of any matters, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which are to come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the accompanying form of Proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

  Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth with respect to the Company's common stock as of March 1, 1996: (i) the only persons known to be beneficial owners of more than 5% of the Company's common stock; (ii) shares beneficially owned by all directors and nominees; (iii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iv) shares beneficially owned by all directors and executive officers as a group.

                             Number of Shares and
  Name and Address           Nature of Beneficial     Percent
  of Beneficial Owner          Ownership(1)           Of Class


G. Kenneth Baum                 4,155,115(2)(3)        37.5%
120 West 12th Street
Kansas City, Missouri 64105


William D. Thomas               3,812,700(3)(4)        34.4%
120 West 12th Street
Kansas City, Missouri 64105


George K. Baum Group, Inc.      3,412,500(5)           30.8%
120 West 12th Street
Kansas City, Missouri 64105


David L. Babson & Co., Inc.       586,500               5.3%
One Memorial Drive
Cambridge, Massachusetts
   02142-1300


Marvin W. Ozley                   189,250(6)            1.7%


Frederick O. DeSieghardt          125,200(7)            1.1%


John T. Carper                     20,000(8)(9)          *


Lawrence D. Boyle                  16,000(10)            *


Richard F. Anderson                14,500(11)            *


Charles F. Marcy                   13,500(8)(12)         *


Charles A. Sullivan                 5,000                *


Robert F. Hagans                    4,200(13)            *


D. Patrick Curran                   1,000                *


Arthur R. Schulze                   1,000                *


Directors and Executive                                44.7%
Officers as a Group
(17 persons)


* Percentages do not exceed 1% of the issued and outstanding shares of common stock.

(1) Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Nature of beneficial ownership of securities is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
(2) Includes 742,615 shares held indirectly by Mr. Baum as trustee of a revocable trust established by him.
(3)  Includes 3,412,500 shares owned by George K. Baum
     Group, Inc. (Group) Mr. Baum and Mr. Thomas are each a director, officer and stockholder of Group and have shared voting and investment power over these shares.
(4) Includes 300,000 shares held directly and 100,000 shares held by his spouse and 200 shares held by his spouse as custodian for children, in which he disclaims beneficial ownership.
(5) Excludes shares owned by officers and employees of Group and its subsidiaries.
(6) Includes 104,500 shares held indirectly by Mr. Ozley as trustee of a revocable trust established by him; 41,750 shares held by his spouse as trustee of a revocable trust established by her; 39,000 shares held in trust for the benefit of Mr. Ozley's children, of which his spouse is trustee; and options to acquire 2,667 units. Each unit consists of one share of common stock and one-half share of restricted stock. These options are currently exercisable.
(7) Such shares held indirectly by Mr. DeSieghardt as trustee of a revocable trust established by him.
(8) Includes 3,000 shares held by the Sealright Foundation, Inc., a charitable foundation organized pursuant to Section 501(c)(3) of the Internal Revenue Code by the Company, of which Mr. Marcy and Mr. Carper are trustees.
(9) Includes 13,000 shares owned by Mr. Carper and 4,000 shares issuable pursuant to options which are currently exercisable.
(10) Includes 1,863 shares owned by Mr. Boyle; 432 restricted shares; 13,000 shares issuable pursuant to options which are currently exercisable; and options to acquire 470 units. Each unit consists of one share of common stock and one-half share of restricted stock.
(11) Includes 1,292 shares owned by Mr. Anderson; 646 restricted shares; 2,500 shares held jointly with his spouse; 9,000 shares issuable pursuant to options which are currently exercisable; and options to acquire 708 units. Each unit consists of one share of common stock and one-half share of restricted stock.
(12) Includes 9,500 shares held directly by Mr. Marcy and 1,000 shares held jointly with his spouse.
(13) Such shares held indirectly by Mr. Hagans as trustee of a revocable trust established by him.


                             Directors

     The shares represented by the enclosed Proxy will be voted, unless otherwise indicated, for the election of the nine nominees for director named below. The directors elected at the Annual Meeting will serve for one year or until their successors are duly elected and qualified. In the unanticipated event that any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

     Management recommends a vote for the election of the nine nominees for director named below.

Name of Nominee   Director         Principal Occupation for Last
  for Director     Since   Age      Five Years and Directorships

G. Kenneth Baum(1)   1983 65   Chairman of the Board of George
                               K. Baum Group, Inc., an
                               investment company in Kansas
                               City, Missouri, since May 1994.
                               Chairman of the Board of George
                               K. Baum & Company, an investment
                               banking firm, from April 1982
                               until May 1994.  Mr. Baum is also
                               a director of four other publicly
                               held companies:   H & R Block,
                               Inc., Unitog Company (Unitog),
                               Interstate Bakeries Corporation
                               (Interstate), and American City
                               Business Journals, Inc.

D. Patrick
    Curran(2)        1992 51   Chairman of the Board and
                               President of Curran Companies, a
                               manufacturer and supplier of
                               specialty chemicals, since August
                               1979.  Mr. Curran is also a
                               director of three other publicly
                               held companies:  Unitog,
                               Applebee's International, Inc.
                               and American Safety Razor Co.

Frederick O.
    DeSieghardt      1983 71   Retired Vice Chairman of the
                               Board of the Company from
                               February 1988            until his
                               retirement in 1993.  Mr.
                               DeSieghardt has been associated
                               with the Company since September
                               1964.

Robert F.
     Hagans(1)(2)    1983 69   Retired Chairman of the Board of
                               Unitog, a publicly held company
                               engaged in the design,
                               manufacture and rental of
                               business and work garments, prior
                               to his retirement in September
                               1991.  Mr. Hagans is also a
                               director of Unitog.

Name of Nominee   Director     Principal Occupation for Last
  for Director     Since  Age   Five Years and Directorships

Charles F. Marcy     1995  45  President and CEO of the Company
                               since August 1995.  President of
                               the Golden Grain Company (Golden
                               Grain), a subsidiary of Quaker
                               Oats, Inc. (Quaker) from April
                               1993 to August 1995.  President
                               of National Dairy Products Corp.,
                               a division of Kraft General
                               Foods, Inc. from January 1991 to
                               April 1993

Marvin W. Ozley      1986 62   Retired Chairman of the Board,
                               President and CEO of the Company
                               from April 1989 to August 1995.

Arthur R. Schulze    1993 65   Retired Vice Chairman of the
                               Board  of General Mills, Inc.
                               from  October 1989 until his
                               retirement  in April 1993.  Mr.
                               Schulze is  also a director of
                               two other  publicly held
                               companies:  Tennant & Co. and
                               Inter-Regional Financial  Group,
                               Inc.

Charles A.
    Sullivan         1992 60   Chairman of the Board of
                               Interstate since May 1991.
                               President and CEO of Interstate
                               since March 1989. Mr. Sullivan is
                               also a director of UMB Bank, n.a.

William D.
     Thomas(1)(2)    1983 52   President of George K. Baum
                               Group, Inc. since May 1994.  Vice
                               Chairman of George K.  Baum &
                               Company from June 1991 until May
                               1994.  Mr. Thomas is also a
                               director of Unitog.
_________________________

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.


     The Board of Directors of the Company held eight meetings and acted by unanimous written consent on one occasion during 1995.

     No director standing for election at the Annual Meeting attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served during 1995.

     The Compensation Committee held one meeting during 1995. The functions performed by the Compensation Committee are the review of salaries of certain officers and bonuses of executive officers, the administration of the Incentive Compensation Plan, the Long-Term Incentive Plan and the Stock Option Plans and the overall administration of the Company's compensation program.

     The Audit Committee held two meetings during 1995. The functions performed by the Audit Committee are review of significant financial information of the Company, ascertainment of the existence of an effective accounting and internal control system, oversight of the audit function and recommendation of the appointment of the independent public accountants of the Company.

     The Company does not have a standing nominating committee.

                            Executive Officers

     The Company's executive officers, in addition to those executive officers listed in the foregoing table of director nominees, and its other key employees are as follows:

Name of Non-Director             Principal Occupation for
Executive Officers   Age             Last Five Years
Richard F.
   Anderson          52     Senior Vice President of the Company
                            since October 1992.  From August
                            1986 through September 1992 he was
                            the Executive Vice President and
                            General Manager of Jaite Packaging,
                            Inc., a wholly owned subsidiary of
                            the Company.

Lawrence D. Boyle    53     Senior Vice President of the Company
                            since November 1993.  From May 1989
                            to November 1993 he was a Vice
                            President and General Manager.

John T. Carper       44     Vice President of Finance and CFO of
                            the Company since May 1994.  From
                            July 1989 to May 1994, he was a
                            partner with KPMG Peat Marwick, LLP,
                            independent public accountants.

Name of Non-Director                 Principal Occupation for
Executive Officers   Age                Last Five Years


J. Patrick Muldoon   36     Vice President of Marketing and
                            Strategy of the Company since
                            January 1996.  From July 1995 to
                            January 1996, he was Director of
                            Customer Marketing for Golden Grain.
                            From July 1989 to July 1995, he held
                            various marketing positions with
                            Quaker.

Shawn K. Nicholas    32     Director of Customer Service of the
                            Company since February 1996.  From
                            November 1995 to February 1996, he
                            was Director of Strategic
                            Transition.  From March 1995 to
                            November 1995, he was Manager of
                            Process Improvement.  From December
                            1992 to March 1995, he was the
                            Facility Project Manager.  From
                            February 1991 to December 1992, he
                            was a Division Accounting Manager.

John T. Slattery     48     Vice President of Information
                            Systems and                                                   Chief Information
                            Officer of the Company since
                            December 1995.  From                                          March 1993 to
                            December 1995, he was Vice President
                            and Chief Information Officer of
                            James River Corporation.  From
                            January 1990 to March 1993, he was
                            Vice                                                          President/General Manager of
                            James River.

A. Lawrence Walton   51     Vice President of Research and
                            Development of the Company since
                            February 1996.  Mr. Walton                               was Vice
                            President, Marketing and Technical
                            Services of       Packaging Industries,
                                              Inc. (P.I.), a wholly owned
                                              subsidiary of the Company, from June
                                              1994 to February 1996.  From July
                                              1991 to June 1994, he was Vice
                                              President of Marketing & Sales with
                                              Glenroy, Inc., a flexible packaging
                                              company.  From July 1983 to July
                                              1991, he was Vice President, Sales &
                                              Marketing at P.                                             I.

Lou F. Williams       49    Director of Human Resources of the
                            Company since October 1991.  From
                            April 1986 to October 1991 she was
                            Manager of Benefits and Insurance.




      Executive Compensation And Other Information Summary

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (determined as of the end of the last year) for the years ended December 31, 1995, 1994 and 1993:

                 Summary Compensation Table (Part 1 of 2)

                                Annual Compensation

 Name and                                           Other Annual
 Principal                     Salary     Bonus     Compensation
 Position               Year     ($)       ($)          ($)
Charles F. Marcy        1995   114,808    107,535             -
 President and          1994     N/A        N/A         N/A
 CEO                    1993     N/A        N/A         N/A

Marvin W.  Ozley,       1995   308,292      -0-          -
 Retired Chairman,      1994   303,868    132,732        -
 President &            1993   290,820      -0-          -
 CEO

Richard F.              1995   205,800      -0-          -
 Anderson,              1994   197,240     60,326        -
 Senior Vice            1993   188,760      -0-          -
 President

Lawrence D.             1995   188,400      -0-          -
 Boyle,                 1994   181,400     66,974        -
 Senior Vice            1993   143,800      -0-          -
 President

John T. Carper          1995   164,670     12,000        -
 Vice President         1994   100,005     27,900        -
 Finance and            1993     N/A        N/A         N/A
 CFO



                 Summary Compensation Table (Part 2 of 2)


                                   Long-Term Compensation
                               Awards          Payouts
                         Restricted Securities
                           Stock    Underlying  LTIP      All Other
                          Awards(a)  Options(b)Payouts(c)     Compensation
                   Year     ($)        (#)       ($)       ($)
Charles F. Marcy   1995    -0-      100,000     N/A       194,556(1)
 President and     1994    N/A        N/A       N/A          N/A
 CEO               1993    N/A        N/A       N/A          N/A

Marvin W.          1995    -0-        -0-      58,328      12,561(2)
 Ozley,            1994    -0-        2,667     -0-         9,147(3)
 Retired Chairman, 1993    -0-        -0-       -0-         7,432(4)
 President and
 CEO

Richard F.         1995   2,422       -0-      43,750       6,947(5)
 Anderson,         1994    -0-        7,000     -0-         5,077(6)
 Senior Vice       1993    -0-        2,000     -0-        17,520(7)
 President

Lawrence D.        1995   1,620       -0-      29,167       6,678(8)
 Boyle,            1994    -0-       11,333     -0-         4,817(9)
 Senior Vice       1993    -0-        -0-       -0-         6,561(10)
 President

John T. Carper     1995    -0-        -0-       N/A         2,450(11)
 Vice President    1994    -0-       20,000     N/A          -0-
 Finance and       1993    N/A        N/A       N/A          N/A
 CFO

____________________

(a) Dividends are paid on restricted stock at the same rate as to holders of the Registrant's common stock.
(b) Mr. Ozley's 1994 options consist of options to acquire 2,667 Units (Units) pursuant to the Long-Term Incentive Plan (LTIP). Each Unit consists of one share of common stock and one-half share of restricted stock. Mr. Anderson's 1994 options consist of options to acquire 5,000 shares of common stock pursuant to the 1987 Stock Option Plan (1987 Plan) and an option to acquire 2,000 Units pursuant to the LTIP. Mr. Boyle's 1994 options consist of options to acquire 10,000 shares of common stock pursuant to the 1987 Plan and an option to acquire 1,333 Units pursuant to the LTIP.
(c) Mr. Ozley has earned the right to receive cash units upon exercising options issued to him pursuant to the LTIP but has not exercised these options. Messrs. Anderson and Boyle exercised options issued pursuant to the LTIP on February 28, 1995 and received the cash units indicated in the "LTIP Payouts" column.

(1) Company's payments for reimbursement of moving expenses ($51,699) and tax protected home equity loss ($142,857).
(2) Company's payment for Long-Term Savings Plan ($3,335), Deferred Compensation ($7,690) and term life insurance premiums ($1,536).
(3) Company's payments for Long-Term Savings Plan ($3,764), Deferred Compensation ($3,847) and term life insurance premiums ($1,536).
(4) Company's payments for Long-Term Savings Plan ($5,896) and term life insurance premiums ($1,536).
(5) Company's payments for Long Term Savings Plan ($3,351), Deferred Compensation ($3,302) and term life insurance premiums ($294).
(6) Company's payments for Long-Term Savings Plan ($2,910), Deferred Compensation ($1,873) and term life insurance premiums ($294).
(7) Company's payments for Long-Term Savings Plan ($4,719), term life insurance premiums ($294) and reimbursement of moving expenses ($4,802), as well as a benefit plan adjustment ($7,705).
(8) Company's payments for Long-Term Savings Plan ($3,322), Deferred Compensation ($3,062) and term life insurance premiums ($294).
(9) Company's payments for Long-Term Savings Plan ($3,750), Deferred Compensation ($785) and term life insurance premiums ($282).
(10) Company's payments for Long-Term Savings Plan ($3,595), term life insurance premiums ($294) and reimbursement of moving expenses ($2,672).
(11)  Company's payments for Long Term Savings Plan ($2,450).

          Option Grants, Exercises and Holdings

     The following table provides further information concerning grants of stock options pursuant to the 1995 Stock Option Plan and pursuant to a special grant made by the Board of Directors during 1995 to the named executive officers:

                 Option Grants In Last Fiscal Year (Part 1 of 2)


                             Individual Grants (1)

                     Number of
                     Securities  Percent of Total
                     Underlying  Options Granted Exercise or
                     Options     to Employees    Base Price Expiration
  Name               Granted(#)  in Fiscal Year     ($/Sh)     Date
Charles F. Marcy     100,000(2)     95%            16.00    08/14/05




                 Option Grants In Last Fiscal Year (Part 2 of 2)

                                   Potential Realizable Value
                                   at Assumed Annual Rates of
                                    Stock Price Appreciation
                                   for Option Term


                                 0%($)       5%($)    10%($)
Charles F. Marcy                -0-        906,000  2,550,000


(1) All options were granted on August 14, 1995 with an exercise price equal to the closing sale price for the Company's common stock on that date, as reported on the NASDAQ National Market System. Except in the event of death, disability or retirement, if any of the named executive officers ceases to be employed by the Company, his options shall terminate immediately. Upon a merger or consolidation in which the Company is not the surviving corporation, all options outstanding shall be exercisable immediately prior to such merger or consolidation.
(2) The option vests over five years such that it is exercisable for 20,000 shares each anniversary date after the date of grant, until fully vested on August 14, 2000.


     The only options exercised by any of the named executive officers during 1995 were those awarded under the LTIP. The following table provides information with respect to the named executive officers concerning options exercised and unexercised options held as of the end of 1995:

            Option Exercises and Year End Option Values

                                       Number of      Value of
                                       Securities     Unexercised
                                       Underlying     In-the-Money
                                       Unexercised    Options at
                                       Options at       Fiscal
                  Shares               Fiscal          Year-End
                 Acquired              Year-End (#)       ($)
                   on        Value
                 Exercise   Realized   Exercisable/   Exercisable/
Name               (#)        ($)      Unexercisable  Unexercisable

Charles F.        -0-          -0-           -0-/          N/A/
  Marcy                                   100,000          -0-

Marvin W.
  Ozley           -0-          -0-          2,667/          -0-/
                                             -0-             N/A

Richard F.
  Anderson        1,292      4,845          9,708/          -0-/
                                            4,000           -0-

Lawrence D.
  Boyle             863      3,236         13,470/         -0-/
                                            6,500          -0-

John T.
  Carper          -0-         -0-           4,000/         -0-/
                                           16,000          -0-




Retirement Income Plan

     The retirement benefits pursuant to the Company's pension plan are generally based on the average annual compensation of the highest five consecutive years of annual compensation (salary and bonus, as identified in the Summary Compensation Table, above) during the previous ten years of credited service. The following table sets forth the estimated annual retirement benefits payable (on a straight-life annuity basis) upon normal retirement to participating employees in the specified remuneration and years-of-service classifications. Such retirement benefits are not subject to reduction for Social Security benefits. The estimated credited years of service for the named executive officers based on continued service to normal retirement age would be: Mr. Marcy, 20 years; Mr. Ozley, 35 years; Mr. Anderson, 22 years; Mr. Boyle, 18 years; Mr. Carper, 21 years.

                            Pension Plan Table


Remuneration
                                       Years of Service


                15         20        25          30         35
$125,000      $18,750    $25,000   $31,250     $37,500    $43,750
$150,000      $22,500    $30,000   $37,500     $45,000    $52,500
$175,000      $26,250    $35,000   $43,750     $52,500    $61,250
$200,000      $30,000    $40,000   $50,000     $60,000    $70,000
$225,000      $33,750    $45,000   $56,250     $67,500    $78,750
$250,000      $37,500    $50,000   $62,500     $75,000    $87,500
$300,000      $45,000    $60,000   $75,000     $90,000   $105,000
$400,000      $60,000    $80,000  $100,000    $120,000   $140,000
$450,000      $67,500    $90,000  $112,500    $135,000   $157,500
$500,000      $75,000   $100,000  $125,000    $150,000   $175,000


     Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires and, in the case of those subject to reduction of benefits under the Internal Revenue Code, selection by the administrative committee of the Deferred Compensation Plan to participate in the Company's supplemental executive retirement provisions under such Deferred Compensation Plan.

Compensation of Directors

     During fiscal year 1995, each non-officer director was paid an annual director's fee of $12,000 and $500 for each meeting of the Board of Directors or its committees which he attended. The Company paid a total of $103,750 in directors' fees in 1995. Mr. Marcy and Mr. Ozley do not receive any fees for attendance at meetings.

Compensation Committee Interlocks

     The Compensation Committee consists of G. Kenneth Baum,
Robert F. Hagans and William D. Thomas.  There are no
Compensation Committee interlocks with other companies.

Contracts

     In August, 1995, the Company entered into an employment agreement with Charles F. Marcy, the Company's President and CEO. Under the agreement, Mr. Marcy's beginning base salary is $300,000 with a guaranteed bonus of $57,535 for the year ended December 31, 1995 and $150,000 for the year ending December 31, 1996. Mr. Marcy received an initial signing bonus of $50,000. Mr. Marcy also has the right to participate in all benefit programs that the Company generally makes available to its executive officers. In addition, Mr. Marcy was granted a ten-year option to purchase 100,000 shares of common stock at $16.00 per share, the fair market value of the Company's common stock at the date of grant. The option vests in five equal annual installments, commencing August 14, 1996, subject to accelerated vesting in the event of a change of control of the Company during the five year vesting period.

     In June, 1995, the Company entered into a severance arrangement with Marvin W. Ozley, retired Chairman of the Board, President and CEO. Under the agreement, Mr. Ozley will receive $308,292 per year through December 31, 1998 and have the right to participate in all benefit plans. Mr. Ozley remains on the Board of Directors.

     In May, 1994, the Company entered into an employment agreement with John T. Carper, the Company's Vice President of Finance and CFO. Under the agreement, Mr. Carper's beginning base salary is $160,000. Mr. Carper also has the right to participate in all benefit programs and incentive compensation plans that the Company generally makes available to its executive officers. In addition, Mr. Carper was granted a ten-year option to purchase 20,000 shares of common stock at $13.75 per share, the fair market value of the Company's common stock on the date of grant. The option vests in five equal annual installments, commencing May 16, 1995, subject to accelerated vesting in the event of a change of control of the Company during the five year vesting period.

Compensation Committee Report on Executive Compensation

     On an annual basis, the Compensation Committee reviews the salaries and bonuses of the executive officers and other employees, administers the 1987 Stock Option Plan (the "1987 Plan"), the 1995 Stock Option Plan (the "1995 Plan"), and oversees the administration of the Company's compensation program. The Company has available to it an independent compensation consultant to aid in focusing and implementing the Company's compensation policies and objectives.

     In accordance with the Securities and Exchange Commission's rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the listed committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for fiscal 1995.

     General Compensation Policy -- The Compensation Committee of the Board of Directors was guided by a belief that executive compensation should reflect the Company's performance (as evidenced by the earnings before interest and taxes ("EBIT"), earnings per share ("EPS") and market value of the Company's common stock), while at the same time considering surrounding competitive pressures, individual performance (as evidenced by evaluations) and retention of key executive officers. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, since current compensation levels fall significantly below that amount.

     Fiscal 1995 Compensation -- To accomplish this compensation policy in 1995, the Company's executive compensation integrated
(i) annual base salary, and (ii) bonuses under an Incentive Compensation Plan ("ICP") based on a targeted consolidated EBIT and EBIT of certain operating groups. During 1995, a new Stock Option Plan was recommended and approved by the Shareholders. The compensation policies, as implemented, endeavor to enhance the profitability of the Company (and, thus, shareholder value) by tying the financial interests of the management with those of the Company.

     Base Salary -- As a general matter, an executive officer's base salary is subjectively positioned so as to reflect the experience and performance of such executive officer and the performance of the Company. The Compensation Committee initially determines the amount of base salary based on factors such as prior level of pay, quality of resume, responsibilities of position and salary levels of similarly positioned executives in other companies. As many of the companies in the Company's peer group (for purposes of the performance graph, below) are much larger than the Company, the Compensation Committee does not compare the salaries of the Company's executives exclusively with those of its peer group. The Committee believes that such a comparison would result in overstating the appropriate level of executive compensation.

     The Compensation Committee subjectively grants raises to each executive's base salary based on, in the order of priority:
(i) published surveys of other executive officer median base salary increases of manufacturing companies (not just the companies listed in the peer group for purposes of the performance graph, below), (ii) overall Company performance (based on EBIT and EPS), and (iii) in some instances, the executive officer's individual performance (as evidenced by informal evaluations by other executives and/or the Board). The surveys referred to in (i) above are produced by a leading executive compensation publication and reflect the percentage increases to annual base salary of other manufacturing companies' executive officers. For 1995, those surveys indicated a median increase in the annual base salary of approximately 4.5%.

     Based on the foregoing, in fiscal 1995, the Compensation
Committee approved base salary increases to certain executive officers averaging approximately 4.0%, effective twelve months following their previous increases.

     Incentive Compensation Plan -- For its executive officers, the Company's ICP couples executive cash compensation to the Company's EBIT or EBIT of certain operating groups. Under the ICP, each participating officer is assigned a payout percentage ("Payout Percentage") which, when multiplied by his/her base salary, establishes the amount of his/her annual bonus, assuming 100% of the target level is reached. Subject to a threshold and a ceiling, attainment of greater than (or less than) such target level results in an increase (or decrease), in each executive's bonus.

     For 1995, the executive officers did not achieve their respective target levels. The only ICP bonus payments were made under the terms of the two employment agreements.


     Long-Term Incentive Plan -- Effective in January 1992, the Company adopted the nonqualified Long-Term Incentive Plan to establish a relationship among the Company's performance (as evidenced by a targeted EPS growth rate), long-term executive retention and executive compensation. Prior to the effective date, the Compensation Committee identified certain key executives for participation in the Long-Term Incentive Plan and set an annual EPS target for each year of a three-year measurement period. Following such measurement period the participants received awards of cash performance incentives, nonqualified stock options and restricted shares, based upon the Company's actual EPS growth during each year of the three-year measurement period. On February 8, 1995, awards earned under this program were paid out. This Plan was not extended beyond 1994.

     Stock Option Awards -- The Compensation Committee also awards stock options to executive officers under the 1987 Plan, the 1995 Plan, or otherwise. The Committee believes that stock options are an effective incentive for executives to create value for stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price.
The Compensation Committee subjectively and informally determines the granting of stock options. In making the determination, the Committee examines (i) the Company's performance, as determined by EBIT, EPS and the market price of its common stock, (ii) the number and exercise price of options then held by each executive, (iii) the total stock holdings of the executive officer, (iv) the individual performance of the executive (as informally evaluated by other executives and/or the Board), (v) the executive's potential contribution to the Company, and (vi) the executive's position with the Company. The Compensation Committee does not separately weigh such criteria, but rather views the mix of information with respect to each executive officer.

     During 1995, the Compensation Committee granted options to purchase 105,000 shares of common stock to two executive officers, at an exercise price equal to the fair market value of the stock on the date of grant.

     President and CEO Compensation -- The Compensation Committee
(exclusive of Mr. Ozley, who was a member of the committee at the time) decided not to change Mr. Ozley's base annual salary during 1995, nor were any options granted to Mr. Ozley.

     On August 14, 1995, Charles F. Marcy was appointed to the position of President and CEO, with an annual base pay of $300,000 and an annual bonus of 50% (with prorated 1995 bonus guaranteed from date of hire). A signing bonus of $50,000 was issued, along with a guarantee of protection against loss of equity in the sale of his home for $75,000. Options for 100,000 shares were granted to Mr. Marcy.

     Following Mr. Marcy's selection as President and CEO, Mr.
Ozley's employment was continued by the Company under the terms of a separate agreement (see Employment Contracts).


     Summary -- The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and programs contribute to achieving this senior management focus. The Compensation Committee believes that the compensation levels during fiscal 1995 adequately reflected the Company's compensation goals and policies.

     An extensive review of the Company's compensation policies is being undertaken in early 1996. This review will be taken into consideration in determining future compensation objectives.

     The Compensation Committee report is submitted by:

                   G. Kenneth Baum
                   Robert F. Hagans
                   William D. Thomas

                            Company Performance

     The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Composite and an index of peer companies selected by the Company.

              Comparison Of Five-Year Cumulative Total Return
                (Sealright Co., Inc., NASDAQ Composite, and
                                peer group)
                                  Dollars

              1990    1991    1992     1993    1994   1995
Sealright    100.00  106.78 116.58    82.96  102.26   64.45
Peer Group   100.00  102.60 122.65   123.81  131.00  155.53
NASDAQ       100.00  156.84 181.08   207.79  201.14  281.44


     The total cumulative return on investment (change in the year-end stock price plus dividends reinvested at the ex-dividend date) for each of the periods for the Company, the peer group and the NASDAQ Composite is based on the stock prices at the end of fiscal year 1990, assuming a $100 investment. The graph compares the performance of the Company with that of the NASDAQ Composite and peer companies selected by the Company with the investment weighted at the beginning of the period based on market
capitalization.    During 1995, Ropak Corporation, a company
included in the peer group for 1994 comparison purposes, was purchased and is no longer a publicly listed security. The historical performance data for the peer group excludes Ropak.

     The peer group consists of the following companies:  Bemis
Company, Inc., James River Corporation of Virginia, Kerr Group,
Inc., Liqui-Box, Inc., Shorewood Packaging Corporation and Sonoco
Products Company. The peer group was approved by the Compensation Committee.


         Relationship With Independent Public Accountants

     Arthur Andersen LLP ("Arthur Andersen") served as the auditors of the Company's books and records for the fiscal year ended December 31, 1995. Representatives of Arthur Andersen are expected to attend the Annual Meeting and, if present, will be available to respond to appropriate questions by stockholders and will have an opportunity to make a statement if they desire.

     Pursuant to recommendation made to it by the Audit Committee, on March 15, 1996 the Board of Directors dismissed Arthur Andersen and engaged KPMG Peat Marwick LLP ("Peat Marwick") to serve as the independent public accountants of the Company's books and records for the fiscal year ending December 31, 1996, such dismissal and engagement to be effective beginning April 1, 1996. The Audit Committee's recommendation to change independent public accountants was made on the basis of written presentations made by several independent public accounting firms (including Arthur Andersen and Peat Marwick) to the Audit Committee.

     The certifying accountant's report of Arthur Andersen for each of the fiscal years ended December 31, 1994 and 1995, respectively, contains no adverse opinion, disclaimer of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles. There were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure for the fiscal years ended December 31, 1994 and 1995, respectively, or the interim period ending March 31, 1996.
Arthur Andersen has been authorized by the Company to respond fully to inquiries of Peat Marwick. The Company has not consulted with Peat Marwick regarding application of accounting principles prior to their engagement.

     The Company provided notice to Arthur Andersen on March 15,
1996 of its dismissal and has requested a response from Arthur
Andersen to the statements made by the Company in accordance with the requirements of Item 304 of Regulation S-K.

     The Board of Directors requests that stockholders of the Company approve the appointment of Peat Marwick as independent public accountants of the Company for 1996.


                           Stockholder Proposals

     In the event any stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1997, such proposal must be received by the corporate secretary of the Company, in writing, on or before November 29, 1996, to be considered for inclusion in the
Company's next Proxy Statement.

                     Voting Proxies and Other Matters

     Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees listed on the Proxy and in this Proxy Statement, and (ii) "FOR" approval of the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for 1996.

     Management of the Company does not intend to present any business to the Shareholders at the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of Proxy will vote the Proxy in accordance with their judgment of the best interests of the Company on such matters.

                           BY ORDER OF THE BOARD OF DIRECTORS

                           /S/ Charles F. Marcy

                           Charles F. Marcy,
                           President and CEO
                           March 29, 1996